Exhibit 3.A.01

Restated
Articles of Incorporation
In compliance with § 607.1007, F.S., by the Board of Directors

EuroMedia Holdings Corp.
Document Number K54135

ARTICLE I APPROVAL BY DIRECTORS

This Restated Articles of Incorporation has been duly approved and adopted by the board of directors of the Corporation and approval by the stockholders is not required.

ARTICLE II NO AMENDMENT

This Restated Articles of Incorporation does not contain any amendment to the Articles of Incorporation, as amended, of the Corporation.

ARTICLE III SUPERCESSION

This Restated Articles of Incorporation supersedes the original Articles of Incorporation and all amendments thereto.

ARTICLE IV PURPOSE

The Corporation may [conduct any business that] may be lawfully conducted by Florida corporations.

ARTICLE V SHARES

The Corporation is authorized to issue one hundred million (100,000,000) shares of common stock, $0.001 par value per share.

IN WITNESS WHEREOF, the undersigned, President of EuroMedia Holdings Corp., has executed the within Restated Articles of [Incorporation] this 10 day of January, 2007 and caused said Articles to be filed in the office of the Secretary of State of the State of Florida, effective upon the filing thereof.

/s/ Sebastien Perioche
Sebastien Perioche, President